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                               SERVICE AGREEMENT

                                    between

               THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                                      and

                      JOHN HANCOCK LIFE INSURANCE COMPANY

1.  GENERAL SERVICES.......................................................  2
2.  PERSONNEL..............................................................  3
5.  RECORDS................................................................  3
6.  COMPLIANCE WITH LAW....................................................  5
7.  PROVISION OF SERVICES..................................................  6
8.  COMPENSATION...........................................................  6
9.  CLAIM SETTLEMENT.......................................................  7
10. RESERVATION OF AUTHORITY...............................................  7
11. RIGHT OF COMPANY TO CONTRACT WITH THIRD PARTIES........................  8
12. AVAILABILITY OF PROVIDER TO CONTRACT WITH OTHERS.......................  8
13. CONFLICTS OF INTEREST..................................................  9
14. LIMITATION OF LIABILITY................................................  9
15. ASSIGNMENT.............................................................  9
16. SEVERABILITY...........................................................  9
17. ENTIRE AGREEMENT.......................................................  9
18. HEADINGS............................................................... 10
19. TERMINATION............................................................ 10
20. GOVERNING LAW.......................................................... 10
21. CURRENCY............................................................... 10
22. COUNTERPART............................................................ 10

                               SERVICE AGREEMENT

THIS AGREEMENT, effective as of 12:01 A.M. (EDT), April 28, 2004.

BETWEEN

               The Manufacturers Life Insurance Company (U.S.A.)
             a stock life insurance company domiciled in Michigan
                                  ("Company")

                                      and

                      John Hancock Life Insurance Company
           a stock life insurance company domiciled in Massachusetts
                                 ("Provider")

WHEREAS, Provider and Company have become affiliates as a result of the acquisition by Manulife Financial Corporation of John Hancock Financial Services, Inc. and its affiliates as of April 28, 2004 ("the "Acquisition"); and

WHEREAS Manulife Financial Corporation and its affiliates and John Hancock Financial Services, Inc. and its affiliates will be undergoing a reorganization subsequent to, and as a result of, the Acquisition: and

WHEREAS, during the course of the reorganization, Company desires to have Provider provide various administrative, information technology, investment advisory, investment management, and support services in Company's business operations as Company may request; and

WHEREAS, Provider and Company desire that an agreement be made between them concerning the operation of their businesses for their mutual benefit;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter expressed, and other good and valuable consideration, the parties agree as follows:

1.  DEFINITIONS

     In this Agreement the following definitions shall apply:

     (a) "Company Affiliate" means any affiliate of Company, save and except for John Hancock Financial Services, Inc., and its direct and indirect subsidiaries.

     (b) "Provider Affiliate" means any one of John Hancock Financial Services,

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          Inc. and its direct and indirect subsidiaries, except for Company.

2.  GENERAL SERVICES

     Subject to the terms, conditions and limitations of this Agreement, Provider agrees, to the extent, if any, requested by Company and agreed to by Provider, to provide diligently and in a professional manner such administrative, information technology, investment advisory, investment management, and support services for Company as Company determines to be reasonably necessary in the conduct of its operations, including but not limited to, data processing, claims, legal, tax, accounting, internal audit, corporate compliance, human resources, payroll, purchasing and supply, office planning, printing and art, life insurance, reinsurance, investment advisory and management, real estate and mortgage administration, marketing, treasury, and actuarial services (collectively "Services"). In addition to such Services, Provider also agrees, if requested by Company, to provide personnel to perform Services for Company at Company's premises and under Company's direction and control (herein referred to as the "leased employees").

     Subject to any other service agreements existing between Company and Provider, including any investment advisory, investment management, and loan participation agreements, to the extent, if any, that Company requests, and Provider agrees, to perform functions in connection with the management of any portion of Company's assets, Provider shall ensure that such assets of Company are invested in accordance with the stated investment philosophy and investment objectives of the account in which such assets are held, subject always to Company's investment guidelines and policies as such guidelines and policies may be amended by Company from time to time, restrictions of Company's articles of incorporation and by- laws, as amended from time to time, any applicable provisions of the Insurance Code of the state in which Company is domiciled and the regulations thereunder, the Securities and Exchange Commission rules and regulations, the Employee Retirement Income Security Act of 1974 as amended and regulations thereunder, the provisions of any undertaking given by Manulife Financial Corporation to the Office of the Superintendent of Financial Institutions (Canada), where applicable, and the provisions of any undertaking given by Company or any Company Affiliate to any regulatory authority to which Company or any Company Affiliate is subject, where applicable.

     Company agrees that Provider may employ any one or more Provider Affiliate(s) to provide any of the Services that Provider is responsible to provide under this Agreement, subject to the terms, conditions, and limitations set forth herein. Any such Provider Affiliate(s) shall agree to be bound by all the terms and conditions of this Agreement. Provider shall at all times remain liable for the performance of Services by any Provider Affiliate(s) to the same extent as if Provider itself had performed such Services, and Provider shall be responsible for all costs incurred

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     by any Provider Affiliate(s) in performing such Services. Any premiums collected by Provider on behalf of Company shall be held by Provider in a fiduciary capacity with respect to Company and shall be paid over to Company immediately following collection

3.  PERSONNEL

     (a) Provider shall determine which of its employees are available to provide services for Company.

     (b) It is understood and agreed that the officers and employees of Provider, including leased employees, in providing Services pursuant to this Agreement for Company, shall, with respect to all forms of their compensation, be acting as employees of Provider.

     (c) Provider retains full liability to such officers and employees, including leased employees, for their remuneration for providing Services pursuant to this Agreement, including welfare, salaries, benefits, required employer contributions and tax obligations and in no event shall such officers and employees have a claim for remuneration from Company. Provider agrees to hold harmless and indemnify Company as a result of any claim for remuneration by any director, officer or employee, including any leased employee, of Provider for providing Services pursuant to this Agreement.

     (d) Company agrees that the right to hire, discharge, or reassign employees, including leased employees, providing Services under this Agreement, is solely the right of Provider. However, Provider agrees that it will not reassign a leased employee without supplying a replacement employee satisfactory to Company.

     (e) In the event that Provider employs any Provider Affiliate to provide any of the services that Provider is responsible to provide pursuant to this Agreement, any employees of such Provider Affiliate, in providing such Services shall, with respect to all forms of their compensation, be acting as employees of such Provider Affiliate.

4.  RECORDS

     (a) Company shall own and control all files, documents, correspondence, papers and other records of every kind and description maintained and prepared by Provider in connection with the Services provided by Provider

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          hereunder and Provider shall prepare and maintain such basic policy records and other business records as are usual and customarily prepared and necessary for Company to provide in its proper function as an insurer and to meet all regulatory requirements. Provider shall not disclose or use any records prepared by reason of this Agreement in any manner except as expressly authorized herein or directed by Company and shall keep confidential any information obtained by reason of this Agreement. Upon termination of this Agreement and if requested by Company, Provider shall promptly return to Company or its designee all such records.

     (b) At the request of Company, Provider shall furnish the Insurance Commissioner of the jurisdiction in which Company is domiciled, the Commissioner of the Securities and Exchange Commission ( collectively the "Commissioner"), and any regulatory authority to which Company and any Company Affiliate are subject, with any information or reports in connection with any of the Services provided hereunder which the Commissioner, or such regulatory authority may request.

     (c) Company shall have access to the books and records of Provider during regular business hours and shall have the right to examine and audit the books and records pertaining to the business operations serviced under this Agreement.

5.  CONFIDENTIALITY

     (a) "Confidential Information" means all confidential or proprietary information of any party and disclosed by such party (the "Disclosing Party") pursuant to this Agreement including, but not limited to, all data and information relating to the business and management of such party, including proprietary and trade secrets, technology, business records, accounting records, client lists, abstracts or summaries, reports, studies, memoranda, correspondence, plans or other written, oral, printed or otherwise recorded material, and personal information, including nonpublic personal information of customers or consumers, belonging to the Disclosing Party, to which access is obtained hereunder by the other party to this Agreement (the "Receiving Party"), provided however, that Confidential Information shall not include any data or information which (i) was known in the aggregate to the general public prior to the disclosure; (ii) is already the rightful possession of the Receiving Party prior to its receipt from the Disclosing Party; (iii) is independently developed by the Receiving Party; or (iv) any information which is required to be disclosed under any applicable legislation, or by a court or tribunal of competent jurisdiction.

     (b) Any and all Confidential Information of the Disclosing Party observed, communicated to and howsoever received by the Receiving Party and its

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         directors, officers, employees, and agents, during the term of this
         Agreement shall be regarded as disclosed or received in strict confidence.

     (c) The Receiving Party and its directors, officers, employees, and agents ("Representatives") shall have a fiduciary duty of care to protect such Confidential Information that is in its possession or control from harm, tampering, misappropriation, unauthorized disclosure, or loss.

     (d) Any Confidential Information of Company that is nonpublic personal information shall not be used for the benefit of Provider or for the benefit of any other person or entity, or for any purpose, other than strictly for the purpose of and as prescribed under this Agreement. Provider shall only divulge or allow access to such nonpublic personal information to its Representatives who require access to it for the purpose of this Agreement or as otherwise provided in this Agreement, and Provider shall use contractual or other means to provide a comparable level of protection to such nonpublic personal information disclosed or made accessible to such Representatives.

         Provider shall implement appropriate security measures to ensure the security and confidentiality of such nonpublic personal information.

         Provider acknowledges that Company may be required by privacy legislation to monitor the compliance of Company's service providers with Company's customer confidentiality obligations. If so required, Provider agrees that it will cooperate fully with Company's efforts to monitor compliance with this Agreement.

     (e) The requirements of this Section shall survive the termination of this Agreement. Each party to this Agreement acknowledges that its failure to comply with the provisions of this Article shall cause irreparable harm to the other party, which cannot be adequately compensated for through monetary damages. In such event, the parties agree that the injured party may seek injunctive or other equitable relief as appropriate.

     (f) For purposes of this section 5 the terms "non public personal information", "customer" and "consumer" shall have the meanings given to them pursuant to Title V of the Gramm-Leach- liley Act of 1999 (Public law 106 - 102, 113 Stat. 1338), and any applicable regulations issued pursuant thereto.

6.  COMPLIANCE WITH LAW

     (a) In the provision of such Services as described herein, Provider shall comply with applicable laws, rules and regulations of all applicable

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         regulatory authorities having authority over the operations of the
         Company or any Company Affiliate for which it is providing services under this Agreement, including, but not limited to, the Insurance Department of the jurisdiction in which Company is domiciled, and the insurance regulatory authorities of other jurisdictions in which any policies serviced under this Agreement are issued.

     (b) Provider shall submit to all regulatory and administrative bodies having jurisdiction over the Services provided pursuant to this Agreement, present or future, and provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

     (c) Provider acknowledges that the Services that it provides under this Agreement for Company will enable Company to provide administrative and support services that Company may provide for any Company Affiliate in the United States of America, and in providing Services under this Agreement, Provider shall comply with all applicable federal and state laws, rules and regulations.

7.  PROVISION OF SERVICES

     The Services to be provided by Provider hereunder may be provided from any office of Provider or of any Provider Affiliate, as Provider may determine. Notwithstanding the foregoing, Services provided by leased employees shall be provided at the offices of Company.

8.  COMPENSATION

     (a) Company shall pay Provider a fee as compensation for Services performed or provided pursuant to this Agreement, including the costs relating to the office space, supplies, and equipment used by personnel and provided by Provider or any Provider Affiliate in performing or providing such Services.

     (b) The fee for the Services provided shall be determined at fair market value by reference to the arm's length principle as proposed by the Organization for Economic Cooperation and Development, consistent with the interpretations adopted by the Internal Revenue Services pursuant to Section 482 of the United States Internal Revenue Code.

     (c) Provider shall submit to Company, no less often than quarterly, a written statement of the amount charged by Provider for the Services provided pursuant to this Agreement, and payment shall be made by Company

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         within thirty (30) days of receipt of such statement on a schedule agreed to by the parties.

     (d) Included in any of the foregoing written statements submitted by Provider to Company shall be any out of pocket expenses which Provider incurs in the provision of Services pursuant to this Agreement and for which Provider will be reimbursed by Company.

     (e) In the event Company objects to any such charges, it shall so advise Provider within thirty (30) days of receipt of notice of said written statement. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants or such other body as the parties consider appropriate, which shall determine the fee properly allocable to Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Provider and Company whereupon such determination shall be binding. The expense of such a determination by a firm of independent certified public accountants or third party shall be borne equally by Provider and Company.

9.  CLAIM SETTLEMENT

     Where the Services to be provided relate to the administration of life insurance policies and annuity contracts, then subject to the terms, conditions and limitations of this Agreement, and pursuant to claim settlement policies utilized by Company, and subject to Company's right to review at any time the procedures followed by Provider in implementing said settlement policies, Provider shall be authorized to pay, compromise, or settle any claim or other cause of action arising from such administration of life insurance policies and annuity contracts.

10. RESERVATION OF AUTHORITY

     (a) Provider is not authorized by this Agreement to (i) extend credit for Company nor (ii) alter, waive or modify any of the terms, conditions, or limitations of any policy serviced hereunder.

     (b) The officers and Board of Directors of Company retain the right to supervise and control all functions performed by Provider on behalf of Company.

     (c) Company shall retain custody of, responsibility for, and control of, all investments while Provider advises on and manages the investment of any

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         general and separate account assets of Company.

     (d) Company has the ultimate right to control all matters relating to policy development, underwriting, marketing, cancellation of policies, cancellation of agency appointments, and the determination of agents' commissions.

     (e) Company retains any duties not delegated to Provider hereunder.

11. RIGHT OF COMPANY TO CONTRACT WITH THIRD PARTIES

     (a) Nothing herein shall be deemed to grant Provider an exclusive right to provide to Company any of the Services that Company may request Provider to provide under this Agreement, and Company retains the right to contract with any Company Affiliate or any third party for the provision of Services that have been requested by Company pursuant to this Agreement.

     (b) In the event Company wishes to directly perform or contract with a third party to perform any or all of the Services provided by Provider under this Agreement, Company shall be entitled, upon giving 60 days or more advance written notice, to terminate this Agreement in whole or in part as to the services or functions to be performed by Company or a third party contracted by Company.

12. AVAILABILITY OF PROVIDER TO CONTRACT WITH OTHERS

     Company understands and agrees that Provider may provide services to other companies and to other clients, including any Provider Affiliate. Company understands that the employees of Provider who assist in the provision of the Services described above will also devote time to rendering similar services to the other entities for which Provider also acts as a provider of services, including cases where Provider acts as investment adviser or investment manager to such entities. When investment opportunities arise that may be appropriate for more than one account, fund, or entity for which the Provider serves as investment adviser or investment manager, Provider will not favor one entity over another and may allocate investments among them in an impartial manner which is believed to be equitable to each entity involved. The allocations will be based on each entity's investment objectives and its current cash and investment positions. Because the various entities for which Provider acts as investment adviser or investment manager have different investment objectives and positions, Provider may from time to time buy a particular security for one or more entities while at the same time it sells such security for another account, fund, or entity.

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13. CONFLICTS OF INTEREST

     It is understood that directors, officers and employees of Provider are or may become interested in Company, as directors, officers, or employees and that the existence of any such dual interest shall not effect the validity hereof or of any transactions hereunder, except as otherwise provided in the articles of incorporation of Company, the charter of Provider, or by specific provision of applicable law.

14. LIMITATION OF LIABILITY

     (a) Provider shall not be liable to Company except for its own willful misconduct or negligence in providing the Services set forth in this Agreement.

     (b) Company agrees to hold harmless and indemnify Provider (including its successors, officers, agents, directors, employees, representatives and Affiliates) from and against all losses, claims, demands, damages, liabilities and expenses (collectively "Claims") which may be made or brought against Provider or which it may suffer as a result of providing Services hereunder, except to the extent that a Claim results from the willful misconduct or negligence of Provider.

15. ASSIGNMENT

     The rights, obligations, and interests of the Parties under this Agreement shall not be assignable in whole or in part without the prior written consent of the parties hereto.

16. SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, so far as is possible, as if such portion had never been contained herein.

17. ENTIRE AGREEMENT

     This Agreement revokes any and all prior agreements between the Parties and contains the entire understanding of the Parties and may not be amended except

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     by an agreement in writing of subsequent date signed by the Parties.

18. HEADINGS

     The headings in the Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part thereof.

19. TERMINATION

     Provider may terminate this Agreement without penalty, by 60 days' notice in writing, delivered personally or addressed to Company at its Executive Offices at 250 Bloor Street East, Toronto, Ontario M4W 1E5 Attention:
     Treasurer. Company may terminate this Agreement without penalty, by 60 days' notice in writing, delivered personally or addressed to Provider at its Executive Offices at 200 Clarendon Street, Boston, Massachusetts
     02116, Attention: Chief Financial Officer. In any event, however, this Agreement shall terminate no later than five years after its effective date

20. GOVERNING LAW

     This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts.

21. CURRENCY

     Payment for Services provided by Provider under this Agreement may be in the lawful currency of the United States of America or in such other lawful currency as the parties may agree.

22. COUNTERPART

     This Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, The Manufacturers Life Insurance Company

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     (U.S.A) and Jhon Hancock Life Insurance Company have caused this Agreement to be executed and their Corporate Seals affixed hereto affective the date first mentioned above.

                                            The Manufacturers Life Insurance
                                            Company (U.S.A)

                                            By:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------
                                            Date:
                                                  ------------------------------

                                            Jhon Hancock Life Insurance Company

                                            By:   /s/ Thomas Moloney
                                                  ------------------------------
                                            Its:  SEVP & Chief Financial Officer
                                            Date: June 9, 2004

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     (U.S.A) and Jhon Hancock Life Insurance Company have caused this Agreement to be executed and their Corporate Seals affixed hereto affective the date first mentioned above.

                                            The Manufactures Life Insurance
                                            Company (U.S.A)

                                            By:   /s/ Marc Constantini
                                                  -----------------------------
                                            Its:  EVP & CFO
                                            Date: July 19, 2004

                                            Jhon Hancock Life Insurance Company

                                            By:
                                                  -----------------------------
                                            Its:  -----------------------------
                                            Date: -----------------------------


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